                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-130782

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         From:  BLAKE O'CONNOR, WACHOVIA CORPORATION               4/19 11:49:44
      Subject:  ABS NEW ISSUE: $1B GEDFT 2007-1 **PRICED**
Attachment(s):                                                        Page 1/  1
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ABS SYNDICATE     PHONE 704.715.7008    FAX 704.374.6495   CELL 704.756.0182
ABS NEW ISSUE:  $1B GE DEALER FLOORPLAN MASTER NOTE TRUST 2007-1 **PRICED**
WACHOVIA SECURITIES SOLE MANAGER

CLS       SIZE          MDYS/FTCH       WAL      BENCH      SPRD     $PRICE
================================================================================
A       962,500M         Aaa/AAA       4.98       1ML        +4      100-00
B        27,500M          A1/A         4.98       1ML       +20      100-00
C        10,000M        Baa2/BBB       4.98       1ML       +40      100-00

EXPECTED PRINCIPAL PAYMENT DATE:   4/20/12
FINAL MATURITY DATE:               4/21/14
FIRST COUPON DATE:                 5/21/07
SETTLEMENT DATE:                   4/26/07

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and (iii) you may obtain these documents from your sales rep by calling 1-800-326-5897 or by visiting www.sec.gov. If this communication relates to an offering of securities exempt from registration in the US, you should contact your sales rep for the complete disclosure package.

AUSTRALIA 61 2 9777 8600      BRAZIL 5511 3048 4500      EUROPE 44 20 7300 7500
GERMANY 49 69 920410          HONG KONG 852 2977 6000    JAPAN 81 3 3201 8900
SINGAPORE 65 6212 1000        U.S. 1 212 318 2000  COPYRIGHT 2007 BLOOMBERG L.P.
                                                 G526-388-0 19-APR-2007 11:56:25